EXHIBIT 99.2

Covad Communications Group Announces Pricing of Convertible Note Offering

Contact:

News Media Contact Covad Communications Pavel Radda 408-952-7425 pradda@covad.com	Investor Relations Covad Communications Susan Crawford 408-434-2130 investorrelations@covad.com

San Jose, Calif. (March 4, 2004) – Covad Communications Group, Inc. (OTCBB:COVD) today announced the pricing of its offering of $100 million principal amount of 3% Convertible Senior Debentures due 2024. The notes will be privately placed with qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The sale of the notes is expected to close on March 10, 2004. Covad has granted the initial purchasers of the notes a 30-day option to purchase up to an additional $25 million principal amount of notes to cover over-allotments, if any.

The notes are convertible under certain circumstances into Covad common stock at a conversion rate of 315.04 shares per $1,000 principal amount of notes (equal to an initial conversion price of $3.1742 per share), subject to adjustment in certain circumstances.

Covad may redeem all or some of the notes for cash on or after March 20, 2009 at specified prices. Holders may require Covad to repurchase the notes on March 15 of 2009, 2014, and 2019 or upon the occurrence of certain designated events at a repurchase price equal to the principal amount of the notes plus accrued and unpaid interest, if any, to the repurchase date. The holders of the notes will also have the ability to require the company to purchase the notes in the event that the company undergoes a change in control. In each such case, the redemption or purchase price would be at 100% of the principal amount of the notes plus accrued and unpaid interest and liquidated damages, if any, to, but excluding the redemption or purchase date, as the case may be.

“This financing will allow us to repay our loan from SBC, which has an 11% interest rate, and replace it with this new capital at 3%,” said Charles Hoffman, president and chief executive officer of Covad. “We plan to use the remainder of the net proceeds for working capital and general corporate purposes.”

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Information in this press release about the offering includes forward-looking statements that involve risks and uncertainties. Actual events could differ materially from the company’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to, risks associated with the company’s business and general economic conditions. These and other factors are risks associated with the company’s business that may affect its results and are discussed in the section titled “Part I. Item 1. Business — Risk Factors” in the company’s previously filed annual report on Form 10-K for the year ended December 31, 2003.